Exhibit 99.1

THE SIMPLY GOOD FOODS COMPANY

INCENTIVE PLAN

Effective and Stockholder Approval Date: January 28, 2026

1.            General.

1.1            Relationship to Prior Plan. This Plan is the successor to the Prior Plan. As of the Effective Date, (a) no additional awards may be granted under the Prior Plan; (ii) the Prior Plan’s Reserve, plus any Returning Shares, will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan). All Awards granted under this Plan will be subject to the terms of this Plan.

1.2            Plan Purpose. The purpose of this Plan is to assist the Company Group to attract, retain, and motivate officers and employees of, consultants to, and non-employee directors providing services to, the Company Group and to promote the success of the Company Group’s business by providing such participating individuals with a proprietary interest in the performance of the Company Group. The Company believes that this incentive program will increase participants’ interests in the welfare of the Company Group and align those interests with those of the shareholders of the Company Group.

2.            Definitions.

For purposes of the Plan, unless otherwise set forth in a Participant’s Award Agreement (or any other written agreement that expressly amends and supersedes the definitions set forth herein):

2.1            “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

2.2            “Award” means, individually or collectively, any grant of Options, Restricted Stock, RSUs, Stock Appreciation Rights, Dividend Equivalent Rights, Cash-Based Awards, Performance Awards, or Other Share-Based Awards under the Plan.

2.3            “Award Agreement” means a written or electronic agreement, contract, or other instrument or document evidencing any Award, as the same may be amended from time to time in accordance with its terms and the terms of the Plan.

2.4            “Base Price” has the meaning ascribed to such term in Section 5.2(d).

2.5            “Beneficiary” has the meaning ascribed to such term in Section 6.2(d).

2.6            “Board” means the Board of Directors of the Company.

2.7.            “Cash-Based Award” means an Award granted to an Eligible Individual under Section 5.7.

2.7            “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, the following: (a) in the case where there is no severance plan maintained by the Company that applies to the Participant and no employment, consulting, change in control or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such a plan or agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the Participant’s duties or responsibilities for any reason other than illness or incapacity, or materially unsatisfactory performance of the Participant’s duties for the Company or an Affiliate, as determined by the Committee in its good faith discretion; or (b) in the case where there is a severance plan maintained by the Company that applies to the Participant or there is an employment, consulting, change in control or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such plan or agreement; provided, however, that with regard to any plan or agreement under which the definition of “cause” only applies on occurrence of a change in control (or words of like import), such definition of “cause” shall not apply until a change in control (or words of like import) actually takes place and then only with regard to a termination thereafter. With respect to a Nonemployee Director, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.8            “Change in Capitalization” means any increase or decrease in the number or kind of Shares, any change (including, but not limited to, in the case of a spin-off, dividend, or other distribution in respect of Shares, a change in value) in the Shares, or any exchange of Shares for a different number or kind of shares or other securities of the Company or another entity, in each case by reason of a reclassification, recapitalization, merger, amalgamation, consolidation, reorganization, spin-off, split-up, stock dividend, stock split or reverse stock split, extraordinary or non-recurring cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure, any similar corporate event or transaction, or any other transaction that is an “equity restructuring” within the meaning of ASC Topic 718.

2.9            “Change in Control” means, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, the occurrence of any of the following events:

(a)            any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, the Investors, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)            during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)            a reorganization, merger or consolidation of the Company with any other corporation, other than (i) a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a reorganization, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in paragraph (a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d)            a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.10            “Code” means the U.S. Internal Revenue Code of 1986, as amended, and applicable rules and regulations thereunder.

2.11            “Committee” means the Compensation Committee of the Board or its designee. The Committee will administer the Plan and perform the functions set forth herein. If the Board elects, or if at any time no Committee has been specified, the term “Committee” will be deemed to refer to the Board.

2.12            “Company” means The Simply Good Foods Company, a Delaware corporation, and its successors by operation of law.

2.13            “Company Group” means the Company and the Company’s direct and indirect Subsidiaries.

2.14            “Director” means a member of the Board.

2.15            “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.16            “Dividend Equivalent Right” means a right to receive cash or Shares based on the value of any dividends or distributions that are paid with respect to the Shares.

2.17            “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.18            “Effective Date” means as of January 28, 2026.

2.19            “Eligible Individual” means each of the following individuals: (a) any Director or any officer or employee of the Company Group, (b) any individual to whom any member of the Company Group has extended a formal, written offer of employment; provided, that a prospective employee may not receive any payment or exercise any right relating to an Award under the Plan until such person has commenced employment with any member of the Company Group, (c) any natural person who is a consultant or advisor to the Company or any of its Subsidiaries, who provides bona fide services that are not in connection with the offer or sale of securities in a capital-raising transaction and are not directly or indirectly related to promoting or maintaining a market for the Company’s securities, and (d) holders of Substitute Awards as described in Section 4.4.

2.20            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.

2.21            “Fair Market Value” means, as of any date (a) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the value of such Shares on that date, as determined by the Committee in its good faith discretion, or (b) if the Shares are listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices, unless otherwise determined by the Committee. Notwithstanding the foregoing, in any case, the determination of Fair Market Value will be made in a manner the Committee considers appropriate taking into account the requirements of Section 409A of the Code and Section 422 of the Code, as applicable.

2.22            “Good Reason” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s resignation, the following: (a) in the case where there is no severance plan maintained by the Company that applies to the Participant and no employment, consulting, change in control or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such a plan or agreement but it does not define “good reason” (or words of like import)), resignation by the Participant after the occurrence of any of the following events or conditions without the Participant’s written consent, and which remain in effect after notice has been provided by the Participant to the Company of such event or condition (which notice must be provided by the Participant to the Company in writing and must occur within a reasonable period of time, not to exceed thirty (30) days, following the Participant’s discovery of the relevant event or condition) and the expiration of a thirty (30)-day cure period, a change of more than fifty (50) miles in (i) the corporate office location at which the Participant primarily performs the Participant’s services, or (ii) if the Participant is a non-temporary remote worker (e.g., a field sales employee), the Participant’s designated remote work location, in each case of sub-clause (i) and (ii), as established in the Participant’s offer letter, promotion letter or other documentation of the Participant’s responsibilities as maintained in the books and records of the Company; or (b) in the case where there is a severance plan maintained by the Company that applies to the Participant or there is an employment, consulting, change in control or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “good reason” (or words of like import), “good reason” as defined under such plan or agreement; provided, however, that with regard to any plan or agreement under which the definition of “good reason” only applies on occurrence of a change in control (or words of like import), such definition of “good reason” shall not apply until a change in control (or words of like import) actually takes place and then only with regard to a termination thereafter. With respect to a Nonemployee Director, “good reason” will not apply.

2.23            “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.24            “Investors” means Atkins Holdings LLC, Conyers Park Sponsor LLC, and their respective Affiliates.

2.25            “Nonemployee Director” means a Director who is a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.26            “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27            “Option” means an option to purchase or acquire Shares in the Company in accordance with the terms of the Plan.

2.28            “Option Price” means the price at which a Share may be purchased pursuant to an Option.

2.29            “Other Share-Based Award” means an Award of Shares or otherwise denominated in Shares and granted pursuant to Section 5.6.

2.30            “Parent” means any corporation that is a “parent corporation” (within the meaning of Section 424(e) of the Code) with respect to the Company.

2.31            “Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

2.32            “Performance Awards” means Performance Stock Units and Performance Units.

2.33            “Performance Objectives” means the objectives set forth in Section 5.6(d) for the purpose of determining, either alone or together with other conditions, the degree of vesting and payout of Performance Awards.

2.34            “Performance Period” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary, or a Division will be measured.

2.35            “Performance Stock Units” means Performance Stock Units granted to an Eligible Individual pursuant to Section 5.6(a).

2.36            “Performance Units” means Performance Units granted to an Eligible Individual pursuant to Section 5.6(a).

2.37            “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act.

2.38            “Plan” means The Simply Good Foods Company Incentive Plan, as amended from time to time.

2.39            “Plan Termination Date” means the date that is ten years after the Effective Date, or such earlier date on which the Board terminates the Plan pursuant to Section 10 hereof.

2.40            “Prior Plan” means The Simply Good Foods Company 2017 Omnibus Incentive Plan, as amended.

2.41            “Prior Plan’s Reserve” means the number of Shares available for the grant of new awards under the Prior Plan as of the Effective Date.

2.42            “Restricted Stock” means any award of Shares that is subject to vesting conditions pursuant to Section 5.4.

2.43            “Restricted Stock Units” or “RSUs” means a contractual right to receive the value of the underlying Share in cash, Shares, or a combination thereof pursuant to Section 5.5. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.44            “Returning Shares” means Shares subject to outstanding awards granted under the Prior Plan and that, following the Effective Date, are: (a) not issued because any such award or any portion thereof expires or otherwise terminates without all of the Shares covered by such award having been issued; (b) not issued because such award or any portion thereof is settled in cash; or (c) forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such Shares.

2.45            “SAR Payment Amount” has the meaning ascribed to such term in Section 5.2(d).

2.46            “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

2.47            “Share Limit” has the meaning set forth in Section 4.1.

2.48            “Shares” means the shares of the Company’s common stock, par value $0.01 per share, and any other securities into which such shares are changed or for which such shares are exchanged.

2.49            “Stock Appreciation Right” means a right to receive all or some portion of the increase, if any, in the value of the Shares as provided in Section 5.2 hereof.

2.50            “Subsidiary” means any corporation (or other legal entity) that is a subsidiary corporation (or would be a subsidiary corporation if such entity were a corporation) within the meaning of Section 424(f) of the Code with respect to the Company.

2.51            “Substitute Award” has the meaning set forth in Section 4.4

2.52            “Ten-Percent Shareholders” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, a Parent, or a Subsidiary.

2.53            “Termination,” “Terminated,” or “Terminates” means (a) with respect to a Participant who is an employee, the date on which such Participant ceases to be employed by each member of the Company Group, (b) with respect to a Participant who is a consultant, the date on which such Participant ceases to provide consulting services to each member of the Company Group, and (c) with respect to a Participant who is a Nonemployee Director, the date on which such Participant ceases to serve on the Board, in each case, for any reason whatsoever (including by reason of death, Disability, or adjudicated incompetency). Unless otherwise set forth in an Award Agreement, (i) if a Participant provides services to the Company Group in multiple capacities (e.g., as both an employee and a Director), such Participant will be deemed Terminated hereunder only upon a termination of such Participant’s service in all capacities, and (ii) if a Participant commences service with the Company Group in one capacity following a termination in another capacity (e.g., if a Participant who is an employee or a Nonemployee Director ceases to provide services in such capacity and becomes a consultant), such Participant will be deemed Terminated only following such Participant’s termination of service in his or her new capacity.

3.            Administration.

3.1            Authority and Acts of the Committee.

(a)            Plan Administration. The Committee administers the Plan, and the Committee has all of the powers necessary to enable it to carry out its duties under the Plan properly. Subject to the express terms and conditions set forth herein, the Committee will have the power from time to time to (i) select those Eligible Individuals to whom Awards are granted under the Plan, the number of Shares or amount of cash in respect of which each Award is granted and the terms and conditions (which need not be identical) of each such Award, including (x) in the case of Options, the Option Price and the term of the Option and (y) in the case of Stock Appreciation Rights, the Base Price and the term of the Stock Appreciation Right, (ii) make any amendment or modification to any Award Agreement (including by (x) waiving any vesting or other conditions to which an Award is subject or (y) specifying such additional or amended terms, conditions, and restrictions as may be necessary or appropriate to ensure compliance with applicable laws or the rules and regulations of any governmental authority) consistent with the terms of the Plan and applicable law, and otherwise make the Plan fully effective; (iii) construe and interpret the Plan and the Awards granted hereunder and establish, amend, and revoke rules, regulations, and guidelines as it deems necessary or appropriate for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Award Agreement in the manner and to the extent that it deems necessary or advisable to carry out the intent of the Plan, including so that the Plan and the operation of the Plan comply with any applicable provision of Rule 16b-3 under the Exchange Act, the Code, and applicable law, and otherwise make the Plan fully effective; (iv) determine the duration and purposes for leaves of absence that may be granted to a Participant on an individual basis without constituting a Termination for purposes of the Plan; (v) determine, prior to the vesting, payment, settlement, or lapsing of any restrictions with respect to any Award with associated performance conditions, whether the applicable performance conditions have been satisfied; (vi) cancel, with the consent of the Participant or as otherwise permitted under the terms of the Plan, outstanding Awards; (vii) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and (viii) generally exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan. The Committee’s interpretations and determinations are final, binding, and conclusive upon all Persons.

(b)            Section 16 Matters. All actions taken with respect to any Award granted to a Participant who is subject to Section 16 of the Exchange Act must be approved by either the full Board or a committee consisting solely of two (2) or more “non-employee directors” (as defined in the regulations promulgated under Section 16b-3 of the Exchange Act).

(c)            Delegation of Authority. Subject to applicable law, the Committee may delegate, in whole or in part, any of the authority of the Committee hereunder (subject to such limits as may be determined by the Committee) to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Eligible Individuals who are either not (i) a direct report to the Company’s Chief Executive Officer or (ii) subject to Section 16 of the Exchange Act. To the extent that the Committee delegates any such authority to make Awards as provided by this Section 3.1, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto will be deemed to include the Board’s or the Committee’s delegate.

(d)            Reservation of Authority by the Board. Notwithstanding any delegation of its authority and responsibility under the Plan, the Board may, in its discretion, reserve to itself or exercise any or all of the authority and responsibility of the Committee hereunder. To the extent that the Board has reserved to itself, or exercised the authority and responsibility of the Committee, all references to the Committee in the Plan will refer to the Board.

(e)            Committee Meetings. The Committee will hold meetings when it deems necessary to carry out its duties under the Plan and will keep minutes of its meetings. The acts of a majority of the total membership of the Committee at any meeting, or the acts approved in writing by a majority of its members, will be the acts of the Committee.

(f)      Non-U.S. Employees.      Notwithstanding anything herein to the contrary, with respect to Participants working outside the United States, the Committee may establish subplans, determine the terms and conditions of Awards, and make such adjustments to the terms thereof as are necessary or advisable to fulfill the purposes of the Plan taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

3.2            Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform among Persons who receive, or are eligible to receive, Awards (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee is entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform Award Agreements or amendments thereto, as to the Eligible Individuals to receive Awards under the Plan and the terms and provisions of Awards under the Plan.

3.3            Indemnification. No member of the Board and the Committee will be liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company will indemnify each member of the Board and the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of, or otherwise dealing with any claim, cause of action, or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder; provided that no Board or Committee member may settle any such claim without the written consent of the Board.

3.4            No Repricing of Options or Stock Appreciation Rights. The Committee has no authority to (i) make any adjustment (other than in connection with a Change in Capitalization, Change in Control, or other transaction where an adjustment is permitted or required under the terms of the Plan) or amendment that may reduce or have the effect of reducing the Option Price of an Option or the Base Price of a Stock Appreciation Right previously granted under the Plan, whether through amendment, cancellation, replacement grants, or other means, or (ii) cancel for cash or other consideration (including any other Option or Stock Appreciation Right) any Option whose Option Price is greater than the then-current Fair Market Value of a Share or any Stock Appreciation Right whose Base Price is greater than the then-current Fair Market Value of a Share unless, in either case, the Company’s shareholders have approved such adjustment, amendment, or cancellation.

4.            Shares Subject to the Plan; Grant Limitations.

4.1            Aggregate Number of Shares Authorized for Issuance; Source of Shares. Subject to adjustment as provided in the Plan, the maximum number of Shares that may be made the subject of Awards granted, and issued to Participants, under the Plan may not exceed 6,355,505 (the “Share Limit”), which number is the sum of (i) 2,250,000 new Shares, (ii) 1,466,822 Shares available under the Prior Plan’s Reserve, and (iii) up to 2,638,683 Returning Shares, if any, as such Shares become available from time to time. No more than 2,250,000 Shares may be issued upon the exercise of Incentive Stock Options. The Shares to be issued under the Plan will be, in whole or in part, authorized but unissued Shares or issued Shares that have been reacquired by the Company and held by it as treasury shares.

4.2            Nonemployee Director Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Nonemployee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Nonemployee Director, will not exceed (a) $750,000 in total value or (b) in the event such Nonemployee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

4.3            Calculating Shares Available. The Committee may determine the appropriate method for determining the number of Shares available for grant under the Plan, subject to the following:

(a)            Granted Awards. Except as provided in Section 4.3(b), the number of Shares available for Awards pursuant to this Section 4 will be reduced by the number of Shares in respect of which Awards are granted or denominated.

(b)            Share Recycling. Other than with respect to Substitute Awards, any Shares that are subject to an Award will become available again for issuance pursuant to the Plan if the Shares covered by the Award are (i) not issued because any such Award or any portion thereof expires or otherwise terminates without all of the Shares covered by such Award having been issued, (ii) not issued because such Award or any portion thereof is settled in cash, or (iii) forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such Shares. If any Shares are (1) withheld to satisfy tax withholding obligations on an Award issued under the Plan, (2) tendered in order to satisfy the Option Price due with respect to an Option issued under the Plan, or (3) repurchased by the Company using proceeds received upon exercise of an Option, the number of Shares so withheld, tendered or repurchased, as applicable, shall not be available for purposes of future Awards under the Plan.

4.4            Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for issuance under the Plan.

5.            Awards.

5.1            Options.

(a)            General. The Committee is authorized to grant Options to Eligible Individuals in accordance with the Plan. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company Group on the date on which the Incentive Stock Option is granted. The terms and conditions of each Option grant will be established by the Committee, in its discretion, and set forth in an Award Agreement.

(b)            Option Price. The Committee will determine the Option Price or the manner in which the Option Price is to be determined for Shares under each Option, which will be set forth in the Award Agreement; provided, however, that, except as otherwise provided by the Committee in the case of Substitute Awards, the Option Price may not be less than (i) 100% of the Fair Market Value of a Share on the date on which the Option is granted or (ii) 110% of the Fair Market Value in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder.

(c)            Maximum Duration. The Committee will determine the term of each Option granted hereunder; provided that an Incentive Stock Option may not be exercisable after the expiration of ten years from its grant date (five years in the case of an Incentive Stock Option granted to a Ten-Percent Shareholder, and a Nonqualified Stock Option may not be exercisable after the expiration of ten years from its grant date; provided further, however, that (i) unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Participant prior to the Option’s expiration, be exercised for up to one year following the date of the Participant’s death, even if such period extends beyond ten years from the Option’s grant date, and (ii) if, at the time an Option (other than an Incentive Stock Option) would otherwise expire at the end of its term, the exercise of the Option is prohibited by applicable law or the Company’s insider trading policy, the term will be extended until 30 days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Option, extend the period within which the Option may be exercised (including following a Participant’s Termination), but in no event may the period be extended beyond the earlier of the latest date on which the Option could have been exercised and the tenth anniversary of the grant date of the Option.

(d)            Vesting. Subject to Section 14.2, the Committee will determine and set forth in the applicable Award Agreement the time or times at which an Option vests and becomes exercisable, and the conditions that must be satisfied (including performance conditions) for an Option to vest and become exercisable. To the extent not exercised, vested installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date on which the Option expires.

(e)            Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the grant date) of Shares with respect to which Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company Group (in either case determined without regard to this Section 5.1(e)) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Stock Options will be treated as Nonqualified Stock Options. When applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options that were intended to be Incentive Stock Options will be treated as Nonqualified Stock Options in reverse of the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.

(f)            Method of Exercise. The exercise of an exercisable Option will be made only by giving notice in the form and to the Person designated by the Committee, specifying the number of Shares subject to the Option to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted. The Participant may pay the Option Price in any, or any combination of, the following forms: (i) a wire transfer of readily available funds in U.S. dollars or a certified bank check denominated in U.S. dollars, (ii) if permitted by applicable law and by the Committee or set forth in an Award Agreement, the transfer, either actually or by attestation, to the Company of Shares, with such transfer to be upon such terms and conditions as determined by the Committee, or (iii) if permitted by applicable law and by the Committee or set forth in an Award Agreement, in the form of a transfer of other property (including Shares). In addition, the Committee may provide for the payment of the Option Price through (x) Share withholding as a result of which the number of Shares issued upon exercise of an Option will be reduced by a number of Shares having an aggregate Fair Market Value equal to the aggregate Option Price due upon such exercise, or (y) a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. Any Shares transferred to or withheld by the Company as payment of the Option Price under an Option, if so permitted pursuant to clause (ii) above, will be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option or by such other method required by applicable law. If requested by the Committee, the Participant will deliver the Award Agreement evidencing the Option to the Company, which will endorse thereon a notation of such exercise and return such Award Agreement to the Participant.

(g)            Disposition of Incentive Stock Option Shares. If a Participant makes a disposition, within the meaning of Section 424(c) of the Code, of any Shares issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two (2) year period commencing on the day after the grant date or within the one (1) year period commencing on the day after the date of exercise of such Incentive Stock Option, the Participant must, within ten days following such disposition, notify the Company thereof by delivery of written notice to the Company at its principal executive office.

5.2            Stock Appreciation Rights.

(a)            General. The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals in accordance with the Plan, the terms and conditions of which will be established by the Committee, in its discretion, and set forth in an Award Agreement.

(b)            Maximum Duration. The Committee will determine the term of each Stock Appreciation Right granted hereunder; provided that a Stock Appreciation Right may not be exercisable after the expiration of ten years from its grant date; provided further, however, that (i) unless the Committee provides otherwise, a Stock Appreciation Right may, upon the death of the Participant prior to the Stock Appreciation Right’s expiration, be exercised for up to one year following the date of the Participant’s death, even if such period extends beyond ten years from the Stock Appreciation Right’s grant date, and (ii) if, at the time a Stock Appreciation Right would otherwise expire at the end of its term, the exercise of the Stock Appreciation Right is prohibited by applicable law or the Company’s insider trading policy, the term will be extended until 30 days after the prohibition no longer applies. The Committee may, subsequent to the granting of any Stock Appreciation Right, extend the period within which the Stock Appreciation Right may be exercised (including following a Participant’s Termination), but in no event may the period be extended beyond the earlier of the latest date on which the Stock Appreciation Right could have been exercised and the tenth anniversary of the grant date of the Stock Appreciation Right.

(c)            Vesting. Subject to Section 14.2, the Committee will determine and set forth in the applicable Award Agreement the time or times at which a Stock Appreciation Right vests and becomes exercisable, and the conditions that must be satisfied (including performance conditions) for a Stock Appreciation Right to vest and become exercisable. To the extent not exercised, vested installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date on which the Stock Appreciation Right expires.

(d)            Amount Payable. Upon the exercise of a Stock Appreciation Right, the Participant will be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the last business day preceding the date of exercise of such Stock Appreciation Right over, except as otherwise provided by the Committee in the case of Substitute Awards, the Fair Market Value of a Share on the date the Stock Appreciation Right was granted (the “Base Price”) by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised (the “SAR Payment Amount”).

(e)            Method of Exercise. A Participant may exercise an exercisable Stock Appreciation Rights only by giving notice in the form and to the Person designated by the Committee, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised.

(f)            Form of Payment. Payment of the SAR Payment Amount may be made, in the discretion of the Committee, in the form of Shares having an aggregate Fair Market Value equal to the SAR Payment Amount, in cash, or in a combination thereof.

5.3            Dividend Equivalent Rights. The Committee is authorized to grant Dividend Equivalent Rights, with an Award to Eligible Individuals in accordance with the Plan, the terms and conditions of which will be established by the Committee, in its discretion, and set forth in an Award Agreement. Amounts payable in respect of Dividend Equivalent Rights will be deferred and subject to restrictions and risk of forfeiture to the same extent as the Awards with respect to which such Dividend Equivalent Rights are payable. The Committee will determine whether such amount is to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. Dividend Equivalent Rights may be settled in cash, in Shares, or a combination thereof, in a single installment or multiple installments, as determined by the Committee.

5.4            Restricted Stock.

(a)            General. The Committee is authorized to grant Awards of Restricted Stock in accordance with the Plan, the terms and conditions of which will be established by the Committee, in its discretion, and set forth in an Award Agreement.

(b)            Vesting. Subject to Section 14.2, the Committee will determine and set forth in the applicable Award Agreement the time or times at which Restricted Stock vests, and the conditions that must be satisfied (including performance conditions) for Restricted Stock to vest.

(c)            Restrictions on Transfer and Legend on Stock Certificate. Unless otherwise determined by the Committee, the Company will retain possession of certificates for Shares subject to an Award of Restricted Stock until all restrictions on such Shares have lapsed. Each certificate for Shares subject to an Award of Restricted Stock, unless held by the Company, will contain a legend giving appropriate notice of the restrictions in the Award. The Committee may determine that the Company will not issue certificates for Awards of Restricted Stock until all restrictions on such Shares have lapsed. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee will cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares of Restricted Stock, free of all restrictions hereunder. With respect to book entry Shares issued to a Participant, the Committee may cause appropriate stop-transfer instructions to be delivered to the account custodian, administrator, or the Company’s corporate secretary as determined by the Committee in its sole discretion.

(d)            Right to Receive Dividends. Unless the Committee determines otherwise, upon the issuance of the Shares of Restricted Stock granted pursuant to an Award, the Participant will have all of the rights of a shareholder with respect to such Shares, including the right to receive any dividends paid or made with respect to the Shares. If the Committee determines that the Participant will have the right to receive dividends paid or made with respect to the Shares of Restricted Stock, such dividends will accrue and be (i) deferred until the lapsing of the restrictions imposed upon such Shares, and (ii) held by the Company for the account of the Participant until such time; provided, however, that a dividend that is accrued and payable in respect of Restricted Stock, prior to its vesting, if any, will be subject to such vesting conditions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such dividends are payable.

5.5            Restricted Stock Units.

(a)            General. The Committee is authorized to grant RSUs in accordance with the Plan, the terms and conditions of which will be established by the Committee, in its discretion, and set forth in an Award Agreement.

(b)            Vesting. Subject to Section 14.2, the Committee will determine and set forth in the applicable Award Agreement the time or times at which RSUs vest, and the conditions that must be satisfied (including performance conditions) for RSUs to vest.

(c)            Settlement of RSUs. RSUs will be settled on the date(s) set forth in the Award Agreement in the form of Shares, cash equal to the Fair Market Value of the Shares that would have otherwise been delivered to the Participant (determined as of the date the Shares would have been delivered), or any combination thereof, as the Committee determines in its sole discretion. The Committee may permit or require Participants to elect to defer the issuance of Shares or settlement of an RSU pursuant to such rules, procedures, or programs as it may establish from time to time.

5.6            Performance Awards.

(a)            General. The Committee is authorized to grant Performance Awards in accordance with the Plan, the terms and conditions of which will be established by the Committee, in its discretion, and set forth in an Award Agreement.

(i)            Performance Units. Performance Units are denominated in U.S. dollars and, to the extent earned, represent the right to receive payment as provided in Section 5.6(c).

(ii)            Performance Stock Units. Performance Stock Units are denominated in Shares and, to the extent earned, represent the right to receive payment as provided in Section 5.6(c).

(b)            Vesting. Subject to Section 14.2, the Committee will determine and set forth in the applicable Award Agreement the time or times at which Performance Awards vest, and the conditions that must be satisfied for Performance Awards to vest, including the Performance Objectives that must be satisfied in order for the Performance Award to vest and the Performance Period within which such Performance Objectives must be satisfied and the circumstances under which the Performance Award will be forfeited.

(c)            Payment of Awards. Payment to Participants in respect of vested Performance Awards will be made as soon as practicable after the Committee determines the level of achievement of the applicable Performance Objectives following the last day of the Performance Period to which such Award relates or at such other time or times as the Committee may determine that the Award has become vested. Such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion will determine at any time prior to such payment.

(d)            Performance Objectives. With respect to any Performance Awards, performance objectives (“Performance Objectives”) may be expressed in terms of (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent; (x) share price (including, but not limited to growth measures and total stockholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) revenue mix; (xix) operating efficiency; (xx) product diversification; (xxi) market penetration; (xxii) measurable achievement in quality, operation or compliance initiatives; (xxiii) quarterly dividends or distributions; (xxiv) employee retention or turnover; or (xxv) funds from operations or adjusted funds from operations; (xxvi) product development milestones; (xxvii) sales performance (i.e. new recurring revenue added in the period); (xxviii) the fair market value of a share of Common Stock; (xxix) volume/volume growth; (xxx) in year volume; (xxxi) merchant or customer account production; (xxxii) distribution partner account production; (xxxiii) new merchant or customer locations; (xxxiv) new merchant or customer locations using a particular product; (xxxv) calculated attrition; (xxxvi) product revenue; (xxxvii) goals based on product performance; (xxxviii)  any other individual, operational, financial or other goal as may be determined by the Committee; or (xxxix) any combination of or a specified increase in any of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries or Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Period shall be established by the Committee while the performance relating to the Performance Objectives remains substantially uncertain.

(i)            Effect of Certain Events. The Committee may adjust the Performance Objectives in respect of a Performance Award after it has been issued to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period: (i) the gain, loss, income, or expense resulting from changes in accounting principles or laws that become effective during the Performance Period; (ii) the gain, loss, income, or expense reported by the Company with respect to the Performance Period that are extraordinary or unusual in nature, or infrequent in occurrence; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims or litigation, and all or certain insurance recoveries relating to claims or litigation; (v) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year; (vi) the impact of fluctuations in foreign currency exchange rates; or (vii) other extraordinary or unusual events as determined by the Committee. The events may relate to the Company as a whole or to any part of the Company’s Subsidiaries or Divisions, as determined by the Committee. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards unless another objective method of measurement is designated by the Committee.

(ii)            Determination of Performance. Prior to the vesting, payment, settlement, or lapsing of any restrictions with respect to any Performance Award, the Committee must determine whether the applicable Performance Objectives have been satisfied.

5.7            Cash-Based Awards. The Committee is authorized to grant Cash-Based Awards in accordance with the Plan in such amount and on such terms and conditions as the Committee may determine in its sole discretion at the time of grant. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-dominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in cash and in accordance with the terms of the Award as the Committee determines.

5.8            Other Share-Based Awards. The Committee is authorized to grant Other Share-Based Awards pursuant to the Plan, including Awards of fully vested Shares or Awards based on the achievement of service and/or performance criteria, the terms and conditions of which will be established by the Committee, in its discretion, and set forth in an Award Agreement.

5.9            Settlement of Awards; Rights of Participants.

(a)            Plan and Award Agreements Govern. Any Shares delivered pursuant to the grant of Restricted Stock, exercise of an Option or a Stock Appreciation Right, settlement of an RSU or Performance Award, or the grant, exercise, or settlement of, Dividend Equivalent Rights, or Other Share-Based Awards will be subject to any such additional conditions, restrictions, and contingencies as the Committee may establish pursuant to the Plan and the applicable Award Agreement, in addition to the conditions set forth herein.

(b)            Conditions to Effectiveness of Awards. The effectiveness of any Award or the issuance of any Shares in connection with the Award will be subject to the Participant’s execution of the Award Agreement evidencing the Award (which, in the case of an electronically distributed Award Agreement, will be deemed to have been executed by an acknowledgement of receipt or in such other manner as the Committee may prescribe).

(c)            Issuance of Shares. No Participant will be deemed for any purpose to be the owner of any Shares subject to any Award (including, without limitation, for purposes of determining voting rights) unless and until (a) the Award is exercised or settled pursuant to the terms thereof (if applicable), (b) the Company issues and delivers the Shares (if certificated) or evidence of book entry Shares, to the Participant, a securities broker acting on behalf of the Participant, or such other nominee of the Participant, and (c) the Participant’s name, or the name of his or her broker or other nominee, is entered as a holder of record on the books of the Company. Awards may be exercised or settled for whole Shares only, and no fractional Shares may be issued pursuant to the Plan.

6.            Effect of a Termination; Transferability.

6.1            Termination. The Award Agreement evidencing the grant of each Award will set forth the terms and conditions that apply to such Award in connection with a Termination, as the Committee, in its discretion, determines at the time at which the Award is granted.

6.2            Transferability of Awards and Shares.

(a)            Non-Transferability of Awards. Except as set forth in Section 6.2(c) or (d) or as otherwise permitted by the Committee and as set forth in the applicable Award Agreement, either at the time of grant or at any time thereafter, no Award may be (i) sold, transferred, or otherwise disposed of, (ii) pledged or otherwise hypothecated, or (iii) subject to attachment, execution, or levy of any kind, and any purported transfer, pledge, hypothecation, attachment, execution, or levy in violation of this Section 6.2 will be null and void. An Option (or any other Award subject to exercise) may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legal representative.

(b)            Restrictions on Shares. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, restrictions under the requirements of any stock exchange or market upon which such Shares are then listed or traded, and restrictions under any blue sky or state securities laws applicable to such Shares.

(c)            Transfers by Will or by Laws of Descent or Distribution. Any Award may be transferred by will or by the laws of descent or distribution; provided, however, that (i) any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Agreement, and the Company will not be required to recognize any such transfer unless and until the transferee, as a condition of such transfer, delivers to the Company a written instrument in the form and substance satisfactory to the Company confirming that such transferee agrees to be bound by all the terms and conditions of the Award, and (ii) the Participant’s estate or Beneficiary appointed in accordance with this Section 6.2(c) will remain liable for any taxes with respect to such Award that may be imposed by any federal, state, or local tax authority. References herein to a Participant, if relevant in the context, will include references to authorized transferees.

(d)            Beneficiary Designation. To the extent permitted by applicable law, the Company may, from time to time, permit each Participant to name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise or settle any rights of the Participant under any Awards granted under the Plan in the event of the Participant’s death or legal incapacity before he or she receives any or all of such benefit or, if applicable, exercises or settles such Award. Each designation made by a Participant will revoke all prior designations by the same Participant, must be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation or if any such designation is not effective under applicable law as determined by the Committee, benefits under Award Agreements remaining unpaid at the Participant’s death and rights to be exercised following the Participant’s death will be paid to or exercised by the Participant’s estate.

(e)            Domestic Relations Orders. Subject to the approval of the Committee, Awards may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

6.3            Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of such Participant’s services for the Company and any Subsidiary is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Committee may determine, to the extent permitted by applicable law, to (a) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (b) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

7.            Adjustment upon Changes in Capitalization.

7.1            Committee Actions on a Change in Capitalization.

(a)            Treatment of Awards. In the event of a Change in Capitalization, the Committee will make one or more adjustments that it determines to be equitable to each Award such that no dilution or enlargement of benefits or potential benefits occurs. If any such Change in Capitalization includes an exchange of Shares, each Award that is denominated in, or relates to, Shares will be adjusted to the reflect the number and class of Shares into which such Shares are exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price, if any, for the Shares then subject to such Award. Action by the Committee pursuant to this Section 7.1 may include adjustments to any or all of the following: (i) the number and type of Shares (or other securities or other property) that may thereafter be made the subject of Awards or be delivered under the Plan, (ii) the number and class of Shares (or other securities) that may be issued upon exercise of Incentive Stock Options, (iii) the purchase price or Option Price of a Share under any outstanding Option, the Base Price under any Stock Appreciation Right, or the measure to be used to determine the amount of the benefit payable on an Award, (iv) the Performance Objectives applicable to outstanding Performance Awards and other performance criteria applicable to other outstanding Awards, and (v) any other adjustments the Committee determines to be equitable. The Company may, in its sole discretion, cause any direct or indirect Subsidiary or Affiliate to satisfy any cash-based obligations relating to adjustments made pursuant to this Section 7.1, including by making cash payments to the Participant.

(b)            Modifications of Incentive Stock Options. Any such adjustment pursuant to this Section 7.1 must be made in such a manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

7.2            Conditions Applicable to Awards in a Change in Capitalization. If, pursuant to an Award Agreement and by reason of a Change in Capitalization, a Participant becomes entitled to, or becomes entitled to exercise or settle an Award with respect to, new, additional, or different Shares or other securities of the Company or any other entity, such new, additional, or different Shares or other securities, as the case may be, will be subject to all of the conditions, restrictions, and performance criteria that applied to the Shares subject to the Award prior to such Change in Capitalization.

7.3            Treatment of Fractional Shares. Any adjustment provided under this Section 7 may provide for the elimination of any fractional Share that might otherwise become subject to an Award.

8.            Effect of Change in Control.

8.1            Treatment of Awards in Connection with a Change in Control. In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants or all Awards:

(a)            continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(b)            substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(c)            acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or Stock Appreciation Right, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or Stock Appreciation Right without payment of any consideration therefor to the extent such Award is not timely exercised);

(d)            in the case of any Award that vests based on achievement of Performance Objectives, determination of the level of attainment of the applicable Performance Objectives; and

(e)            cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (i) such payment shall be made in cash, securities, rights and/or other property; (ii) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided, that, in the case of an Option or Stock Appreciation Right, if such value equals the excess, if any, of the price or implied price per Share in the Change in Control over the Option Price or Base Price of such Award (the “Intrinsic Value”) multiplied by the number of Shares covered by such Award, such value shall be deemed to be valid; provided, further, that, if the Intrinsic Value of an Option or Stock Appreciation Right is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Option Price or Base Price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control without payment of consideration therefor); and (iii) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided, that the timing of such payment shall comply with Section 409A of the Code.

8.2            Treatment of Awards in Connection with a Change in Control. Except as otherwise determined by the Committee, and subject to the requirements of Section 409A of the Code and any terms and conditions set forth in the applicable Award Agreements or in any severance plan maintained by the Company that applies to the Participant, in the event that a Participant is terminated without Cause or resigns for Good Reason within twelve (12) months following a Change in Control, then, contingent upon the Participant’s execution of the general release of claims in a form provided by the Company and compliance with any confidentiality, non-competition, non-solicit, and similar covenants to which the Participant is bound as a result of any written agreement between the Participant and the Company or its Affiliates, the Participant shall be entitled to accelerated vesting of all of the Participant’s Awards outstanding as of immediately prior to the consummation of such Change in Control to the extent such Awards are continued, assumed, substituted or replaced in accordance with Section 8.1, as follows: (a) any Award that vests solely upon the passage of time shall become vested in full and (b) any Award that vests in whole or in part based on the achievement of Performance Objectives shall vest based on the greater of (i) target performance, but with vesting pro-rated based on time elapsed from the date of grant through the date of the termination measured against the duration of the original Performance Period, or (ii) actual performance through the date of the termination.

8.3            Participant Consent Not Required. Any action permitted under this Section 8 may be taken without the consent of any Participant.

8.4            Participant Obligations. In addition to the foregoing, in connection with any Change in Control, prior to any payment or adjustment contemplated herein, the Committee may require a Participant to (A) represent and warrant as to the Participant’s unencumbered title to the Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, and (C) deliver customary transfer documentation as reasonably determined by the Committee, including a letter of transmittal or similar acknowledgment as a condition to receiving any payment in respect of his or her Awards in connection with a Change in Control, in which case any Participant who has not returned any such letter or similar acknowledgment within the time period established by the Committee and with due regard for the requirements of Section 409A of the Code for returning any such letter or similar acknowledgement will forfeit his or her right to any payment, and his or her associated Award may be canceled without any payment therefor.

9.            Interpretation.

9.1            Section 16 Compliance. To the extent applicable, the Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act, and the Committee is required to interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule will be inoperative and will not affect the validity of the Plan.

9.2            Compliance with Section 409A. All Awards granted under the Plan are intended to be either exempt from Section 409A of the Code or, if subject to Section 409A of the Code, administered, operated, and construed in compliance therewith. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Award granted hereunder in any manner or take any other action that it determines, in its sole discretion, is necessary, appropriate, or advisable (including replacing any Award) to cause the Plan or any Award granted hereunder to comply with Section 409A of the Code or to be exempt from Section 409A of the Code. Any such action, once taken, will be deemed effective from the earliest date necessary to avoid a violation of Section 409A of the Code and will be final, binding, and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

Notwithstanding anything to the contrary in the Plan or in an Award Agreement, solely with respect to any Award that provides for a “deferral of compensation,” as that term is defined under Section 409A of the Code:

(a)            if the definition of Change in Control is required to comply with the requirements of Section 409A of the Code in order for such Award to comply with Section 409A of the Code, then no transaction or series of transactions otherwise constituting a Change in Control, as defined in the Plan, will be considered a Change in Control for such purposes unless it also qualifies as a change in the ownership or effective control of an appropriate entity, or in the ownership of a substantial portion of the assets thereof, within the meaning of Section 409A of the Code;

(b)            if the definition of Disability is required to comply with the requirements of Section 409A of the Code in order for such Award to comply with Section 409A of the Code, then the Participant holding such Award will not be deemed to have experienced a Disability for purposes of determining the payment date of such Award unless the Participant both satisfies the definition of Disability in the Plan and either (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (y) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer;

(c)            if the definition of Termination is required to constitute a “separation from service” within the meaning of Section 409A of the Code in order for such Award to comply with Section 409A of the Code, then (x) the Participant holding such Award will not be deemed to have experienced a Termination for purposes of determining the payment date of such Award unless the Participant has experienced a Termination, as defined in the Plan, as well as a “separation from service” within the meaning of Section 409A of the Code, and (y) if the Participant is a “specified employee” for purposes of Section 409A of the Code, the applicable payment (calculated as of such Participant’s separation from service) will be delayed until the day after the first to occur of (i) the day that is six months from the effective date of the separation from service and (ii) the date of the Participant’s death, with any delayed amounts being paid or settled, without interest, on such date.

10.            Termination and Amendment of the Plan or Modification of Awards.

10.1            Effective Date and Duration of the Plan. The Plan is effective on the Effective Date, which coincides with the approval of the Company’s stockholders. The Plan will terminate on the Plan Termination Date, and no Award may be granted after that date. Notwithstanding any termination of the Plan, any Awards, and any terms and conditions applicable to any such Awards, granted prior to the Plan Termination Date will survive the termination of the Plan and continue to apply to such Awards.

10.2            Plan Amendment or Plan Termination. The Board may terminate the Plan at any time, and may at any time and from time to time amend, modify, or suspend the Plan; provided, however, that (a) no such amendment, modification, suspension, or termination will materially impair or materially and adversely alter the terms of any Awards theretofore granted under the Plan in a manner adverse to the Participant who holds such Awards, except with the consent of such Participant, nor may any amendment, modification, suspension, or termination deprive any Participant of any Shares acquired through or as a result of the Plan, except in either case, as the Board deems necessary or appropriate to comply with applicable law or the rules and regulations of any governmental authority, and (b) to the extent necessary under any applicable law, regulation, or exchange requirement, no amendment will be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation, or exchange requirement.

10.3            Modification of Awards. No modification of an Award that is not otherwise permitted by the terms of the Plan or an Award Agreement shall materially and adversely impair or alter any rights or obligations under the Award in a manner adverse to the Participant who holds such Award, except with the consent of the Participant.

10.4            Participants Outside of the United States. Notwithstanding anything herein to the contrary, the Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order for such Award to conform to laws, regulations, and customs of the country in which the Participant is then a resident, or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, is comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 10.4 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law, regulation, or exchange requirement. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or are primarily employed or providing services outside the United States.

11.            Non-Exclusivity of the Plan.

The adoption of the Plan by the Board will not be construed as amending, modifying, or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under the Plan, and such arrangements may apply either generally or only in specific cases.

12.            Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan should be construed to (a) give any Person any right to be considered for the grant of an Award or to be granted an Award other than at the sole discretion of the Committee, (b) give any Person any rights whatsoever with respect to Shares except as explicitly provided in the Plan, (c) limit in any way the right of any member of the Company Group to terminate the employment of or the provision of services by any Person at any time, or (d) be evidence of any agreement or understanding, express or implied, that any member of the Company Group will pay any Person at any particular rate of compensation or for any particular period of time.

13.            Regulations and Other Approvals; Governing Law.

13.1            Governing Law. Except as to matters of federal law, the Plan and the rights of all Persons claiming hereunder should be construed and determined in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

13.2            Compliance with Law.

(a)            Sale or Delivery of Shares. The obligation of the Company to sell or deliver Shares with respect to Awards granted under the Plan is subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and receiving all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b)            Modifications by the Board. The Board may make such changes as it deems necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code.

(c)            Limitations for Securities Law Compliance. Each grant of an Award and the issuance of Shares in settlement of the Award is subject to compliance with all applicable federal, state, and foreign law. Further, if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any federal, state, or foreign law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards will be, or will be deemed, granted, nor may any payment be made or Shares issued in respect thereof, in whole or in part, unless listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions that are not acceptable to the Committee. Any Person exercising or settling an Award is required to make such representations and agreements and furnish such information as the Board or Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

13.3            Transfers of Plan Acquired Shares. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the disposition of Shares acquired pursuant to the Plan is not covered by a then-current registration statement under the Securities Act, and is not otherwise exempt from registration thereunder, such Shares will be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations promulgated thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to the receipt of such Shares, to represent, warrant, and covenant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The Company will appropriately amend, or have an appropriate legend placed on, the certificates evidencing any of such Shares to reflect their status as restricted securities as aforesaid.

14.            Miscellaneous.

14.1            Award Agreements. Each Award Agreement will be either (a) in writing in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards as the Committee may provide. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.

14.2            Minimum Vesting Period. Except with respect to a maximum of five percent (5%) of the number of Shares reserved under the Plan pursuant to Section 4.1 (subject to adjustment as provided in the Plan) (the “Minimum Vesting Limit”), each Award Agreement will require that an Award (other than any Substitute Award) be subject to a minimum vesting period of at least one (1) year commencing from the grant date, or with respect to Awards (other than Substitute Awards) that vest upon the attainment of Performance Objectives, a Performance Period that is at least one (1) year. For the purpose of clarity, this Section 14.2 will not prevent the Committee from accelerating the vesting of any Award in accordance with any of the provisions set forth in this Plan. Notwithstanding the foregoing, the Committee shall be permitted to grant Awards to Nonemployee Directors that are scheduled to vest on the date of the next annual meeting of the Company’s shareholders to occur after the grant date, and if such Awards vest no fewer than fifty (50) weeks after such grant date, the number of Shares subject to such Awards shall not count toward the Minimum Vesting Limit.

14.3            Forfeiture Events; Clawback. Notwithstanding anything herein to the contrary, the Committee may specify in an Award Agreement or in any policy of the Company, whether adopted prior to or subsequent to the grant date of an Award, that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, clawback, or recoupment upon the occurrence of certain specified events or as required by law, regulation, or exchange requirement, in addition to any otherwise applicable forfeiture provisions that apply to the Award. Without limiting the generality of the foregoing, each Award under the Plan will be subject to each applicable clawback policy maintained by the Company Group, as each may be amended or amended and restated from time to time, regardless of whether such clawback policy is implemented before or after the grant date of such Awards.

14.4            Multiple Agreements. The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Award to a given Eligible Individual during the term of the Plan.

14.5            Right of Offset. The Company has the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any undisputed outstanding amounts that the Participant then owes to any member of the Company Group (including, without limitation, travel and entertainment, advance account balances, loans, or amounts repayable to any member of the Company Group pursuant to clawback policy, tax equalization, housing, automobile, or other employee programs), provided that the Participant is first offered the opportunity to pay cash for such outstanding amounts. Notwithstanding the foregoing, the Committee has no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan in respect of any Awards or in respect of any non-qualified deferred compensation amounts if such offset would subject the Participant to an additional tax imposed under Section 409A of the Code.

14.6            Waiver of Claims. Each Participant who receives an Award recognizes and agrees that, before being selected by the Committee to receive an Award, he or she has no right to any benefits under such Award. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action, or omission hereunder or under any Award Agreement by the Committee, the Company, its Subsidiaries and Affiliates, or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Award Agreement for which his or her consent is expressly required by the express terms of the Award Agreement or the Plan).

14.7            Withholding of Taxes. Any member of the Company Group may withhold at the maximum statutory withholding rate in the applicable jurisdiction from any payment of cash or distribution of Shares or other property to a Participant or any other person under the Plan an amount or number of Shares sufficient to cover any required tax withholding with respect to such payment or may take any other action as it deems necessary to satisfy any income or other tax withholding requirements as a result of the grant, exercise, or settlement of any Award under the Plan. Any member of the Company Group may require the payment of any such taxes and require that any person furnish information deemed necessary by any member of the Company Group to meet any tax reporting obligation as a condition to exercise or before making any payment pursuant to an Award. If approved in advance by the Committee and subject to applicable law, a Participant may, in satisfaction of his or her obligation to pay tax withholding in connection with the exercise, vesting, or other settlement of an Award, elect to (a) make a cash payment to the Company, (b) have withheld a portion of the Shares then issuable to him or her, (c) surrender Shares owned by the Participant prior to the exercise, vesting, or other settlement of an Award, in each case having an aggregate Fair Market Value equal to such tax withholding, or (d) utilize a cashless settlement procedure through a registered broker-dealer pursuant to such cashless settlement procedures that are, from time to time, deemed acceptable by the Committee. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s or its Subsidiary’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and its Subsidiaries, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any failure by the Company and its Subsidiaries to withhold the proper amount.

14.8            Unfunded Plan. The Plan is unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company is not required to establish any special or separate fund or to make any other segregation of assets to assure payment of any Award granted under the Plan.